Exhibit 99.1

SCPIE HOLDINGS FOURTH-QUARTER AND YEAR-END RESULTS

Moderator: Greg Harrison

March 9, 2004

9:00 a.m. PT

Operator:	Welcome to the SCPIE Holdings Incorporated 2003 Fourth Quarter and Year End Investor Conference Call. During the presentation all participants will be in a listen-only mode.

Afterwards, we will conduct a question and answer session. At that time if you have a question please press the 1 followed by the 4 on your telephone. As a reminder this conference is being recorded Tuesday, March 9, 2004.

I would now like to turn the conference to Mr. Greg Harrison, Vice President of Communications. Please proceed.

Greg Harrison:

Thank you for joining us today to discuss results for SCPIE Holdings fourth quarter and 12 months ended December 31, 2003. This morning the news release detailing our financial results was distributed.

Speaking on today’s call are Donald J. Zuk, SCPIE’s President and Chief Executive Officer, and Robert Tschudy, Senior Vice President and Chief Financial Officer. At the end of their prepared remarks we will open the call to questions from those on the phone lines. If time permits we will also answer questions submitted via our Website, www.scpie.com.

Before we begin, I would like to remind you of SCPIE’s “safe harbor” cautions. On this call there are likely to be forward-looking statements that represent SCPIE’s expectations or beliefs concerning future events. A variety of factors including future economic, competitive, and market conditions might cause actual results to differ materially from those in the forward-looking statements.

These risk factors include but are not limited to SCPIE’s ability to attract and retain business; current market and competitive conditions; the rating of SCPIE’s financial strength by outside agencies; the concentration of business in California; SCPIE’s ability to successfully achieve rate increases; the company’s forecasting and actuarial assessment of future loss developments and reserve requirements in both the core business and the discontinued noncore business, including developments related to the company’s contingent liability for certain policyholder obligations of Highlands Insurance Company.

Specifically, I refer you to the statements made with regard to risk factors in SCPIE’s filings with the Securities and Exchange Commission. Now I’d like to turn the call over to Donald J. Zuk. Don?

Donald Zuk:

Thanks, Greg. Well, needless to say, we’re very encouraged that we’ve ended the year with a positive fourth quarter. For the fourth quarter of 2003 we reported net income of $2.6 million. Although our full year 2003 results were below our expectations, on many counts we are seeing the cumulative benefit of our actions over the last 15 months. This progress underscores our optimism about SCPIE’s ability to demonstrate continuing improvement in the year ahead.

While Bob Tschudy will go over the financial results in more detail later in the call, there are some highlights for the quarter and for the year that I would like to point out.

Our core operations improved in the fourth quarter as well as for all of 2003 compared to 2002. The contributing factor to our success in the quarter was a 9.9% rate increase that took effect in California on October 1, 2003. We also implemented a rate increase of 34.9% in Delaware in June 2003.

The benefit of these increases is evident in the improvement in the loss ratio for our core business. It declined to 82.3% in the fourth quarter from 97.9% a year ago. For the year the loss ratio on core business dropped to 88.6% from 91.2% in 2002.

We continue to concentrate on reducing noncore, out of state, and assumed reinsurance business—a key element of the company’s strategic plan to improve its financial strength. As we move away from the noncore healthcare liability and assumed reinsurance businesses, we expect to see accelerated improvement.

In line with SCPIE’s withdrawal from noncore direct healthcare liability business, our exposure in those states continues to decline. During 2003 the number of in-force noncore policies decreased by 2,433 policies to 379 policies at year end—significant change.

Year end outstanding claims for the related business decreased from 1,033, as of December 31, 2002 to 739 as of December 31, 2003. In the fourth quarter of 2003 SCPIE posted an additional $7.5 million in reserves for these operations.

As we indicated on the previous investor conference call, the last of our noncore healthcare liability policies expired this month—March 2004.

In addition, SCPIE began 2003 with an agreement in place to cede to GoshawK Reinsurance Ltd., (the Bermuda operation), substantially all of SCPIE’s future assumed reinsurance earned premiums.

The effect of this treaty and our reduced noncore healthcare liability premiums written has brought our premium to surplus ratio to 1:1 at year end. Last year’s ratio was 1.6:1.

We have also enhanced the quality of our investment portfolio, which is now comprised of more than 95% government and corporate bonds and cash, up from 91% a year ago.

Looking ahead, 2004 will be a year of continued selling of claims on our noncore medmal business and of our continued diminishment of our exposure in the assumed reinsurance area. As the noncore businesses wind down we should realize an important improvement in our reserve-to-surplus ratio.

I also want to acknowledge that our announcement today that the Board of Directors has suspended our regular quarterly cash dividend. While I certainly wish this measure wasn’t necessary, the decision further reflects the Board and management’s commitment to improving the strength of our balance sheet.

At this time I’d like to introduce Bob Tschudy, our Chief Financial Officer who will review our financial performance in greater detail. Bob, please...

Bob Tschudy: Thank you, Don. Our news release contains a full income statement and balance sheet along with other financial information, so I will focus on a few areas concerning our fourth quarter and year end results.

For the 2003 fourth quarter, SCPIE reported a profit of $2.6 million, or 28 cents per share compared with a net loss a year ago of $15.9 million, or $1.70 per share. Included in the 2003 fourth quarter net income is after-tax realized gains of $2.9 million, or 31 cents a share, compared with $8.8 million or 94 cents a share in the fourth quarter.

For the full year, our net loss narrowed significantly from 2002. For 2003, SCPIE’s net loss totaled $1.37 per share compared with $4.12 in 2002. Again in 2003 as in 2002, the noncore healthcare liability and assumed reinsurance businesses contributed heavily to our losses. After-tax underwriting losses in these two areas totaled $21.1 million and $66.1 million or losses of $2.26 and $7.09 per share respectively.

The core business incurred a net underwriting loss of $1.6 million in the fourth quarter, significantly improved from an underwriting loss of $4.1 million in the final quarter of 2002. The fourth quarter GAAP combined ratio for the core business improved to 105.2% compared with 112.7% in 2002, primarily reflecting the benefit of the rate increases Don previously mentioned.

For the full year 2003, net earned premium from the company’s core direct healthcare liability business totaled $119 million compared with $116 million for the same period a year earlier. Net written premiums for the core direct liability insurance business rose to $123 million from $117 million. This slight increase underscores the company’s underwriting restraint to keep our premium-to-statutory surplus in line.

For the full year 2003, the core business incurred an underwriting loss of $10.8 million, narrowed from a loss of $12.5 million for the same period last year. The GAAP combined ratio equaled 119.1% down slightly from 110.8% in 2002.

As we look at the annual revenue numbers, the contraction from the noncore businesses is starkly apparent. Total revenues for 2003 were $187 million compared with total revenues of $339 million in 2002. Net earned premium for 2003 was $164 million. A year ago SCPIE reported net earned premiums of $286 million. Net written premiums for 2003 totaled $147 million compared with net written premium of $252 million in 2002.

As Don mentioned a moment ago, premium-to-statutory surplus ratios are significant to the company. And 2003 represents an improvement in this important ratio to 1to1 compared with the ratio of 1.6 to 1 in 2002.

The other primary measure affecting financial strength ratios is the net reserves to statutory surplus ratio. At the end of 2003 this ratio was 3.8 to 1. As the noncore healthcare liability reserves and the assumed reinsurance reserves begin to come down because of payment and settlements in 2004, we believe this ratio will improve significantly.

SCPIE’s balance sheet at year end December 31, 2003 remained debt-free. Book value per share at December 31 was $21.79 compared with $24.34 at December 31, 2002.

At this point, I want to update you on Highlands Insurance Company in Texas. As we have disclosed previously, SCPIE issued cut-through endorsements to certain policy holders of Highlands under which we are obligated to pay the claims in the event that Highlands is declared insolvent by a court of competent jurisdiction and is unable to pay.

Highlands has been paying down its claims for the last two years and it is our understanding that Highlands will continue to pay. As of the end of 2003 net case reserves at Highlands related to policies for which cut-throughs were issued were $12.5 million, a $6.1 million reduction from the $18.6 million reported at the end of 2002.

We also have previously reported that Highlands has been embroiled in an ongoing litigation along with other insurance companies involving contingent asbestos liabilities. A California court has rendered a judgment against Highlands, which Highlands and the other insurance companies have appealed.

Meanwhile, the State of Texas appointed the Texas Insurance Commissioner as receiver for Highlands. The receiver continues to pay Highlands claims. A petition for liquidation filed by the State of Texas has been opposed by the California plaintiff in the asbestos litigation. Last week we learned that the parties have agreed to postpone any court hearing to no earlier than August 9, 2004. While time continues in our favor as these claims are paid down we continue to monitor this situation quarterly.

Based on our core healthcare liability results, we believe that SCPIE is moving in the right direction. We are moving beyond negative developments in noncore operations and the turnaround plans we have implemented to correct previous issues are producing positive results.

Don, that concludes my remarks. Back to you.

Donald Zuk:	Okay, thanks, Bob. Well moving ahead for the year we’re going to continue to focus in four key areas or major areas.

Number one, maintaining leverage ratios for maximum financial strength and stability. Two, producing appropriately priced quality business that meets our strict underwriting guidelines. Three, evaluating our claims exposures as quickly as possible to properly resolve meritorious claims and dispute frivolous lawsuits. Four, creating comprehensive services that meet the evolving needs of our insureds.

Our Board of Directors, senior management, and all of SCPIE’s dedicated employees understand the importance of achieving the goals of our strategic plan for the benefit of our stockholders and of course our insured.

Now at this point I’d like to open the conference call for questions. Operator, would you please explain the procedures.

Operator:

Thank you. Ladies and gentlemen, if you would like to register a question please press the 1 followed by the 4 on your telephone. You will hear a three- tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request.

Our first question comes from the line of (Roopesh Sahuo) with Teton Capital. Please proceed with your question.

Quincy Lead:

Yeah hi, it’s actually Quincy Lead for (Roopesh). I have a question on the investment income for the quarter. It was up pretty big sequentially and I’m just trying to reconcile the difference between the fourth quarter and third quarter investment income. And then also how should I think about that in terms of as you’ve—as the noncore business runs off, what assets in core related investment income will remain in the core business?

Bob Tschudy:

Well, Quincy, this is Bob Tschudy. I would say that the fourth quarter is probably a good starting point relative to the investment income going forward. Third quarter included some adjustments relative to the ceding contract with GoshawK.

But what’s going to happen is that over the next two to three years as the noncore healthcare liability primarily reserves are paid down, obviously that is a negative cash flow relative to the total investment held by the company. And, therefore, there would be a corresponding decrease in investment income off that by whatever you might think is going to happen to interest rates in the interim.

As we’ve mentioned in previous phone calls and in previous disclosures, the cash flow is—the investment income is primarily attributable to the core business number one because the assumed reinsurance business is heavily weighted toward Lloyd’s of London business and, therefore, it doesn’t really involve a significant amount of cash flow until those treaties are wound up at the end of the three-year Lloyd’s accounting period.

We do get a share of their investment income but they are quite restricted in terms of what they can do and the interest income is very low in terms of those contracts.

The primary driver in terms of what will change the investment income as I say is really the amount of reserves that are settled relative to the noncore business, which between the assumed reinsurance and noncore the number is over $200 million. As those are settled, that will require cash and that affects investment income accordingly.

Quincy Lead:	So there’s $200 million of noncore reserves? Is that…

Bob Tschudy:	That’s between the noncore and the assumed reinsurance—it’s over $200 million.

Quincy Lead:	Okay, so then over the next three years you’ll lose $200 million in assets?

Bob Tschudy:

No, really it’s more like—what is it now, about 125? The noncore healthcare is about $125 million of that total and that’s the one that we’re required to cash outlays primarily over the next two to three years, Quincy.

Quincy Lead:

Okay, great. And then on the policy count, just on the core business here, obviously, pricing this October helps on the pricing side, but what’s happening on the policy-count side if you look year over year? And then on the core business, what would you expect in 04 on the policy count side?

Donald Zuk:

Well I’m very pleased with our policy count. I mean, we have a very loyal group of insureds. We’ve kept it over 90% as we stated. And I think this is due to our being the dominant carrier in Southern California.

We’ve been in business here for over 29 years, going on 30 now. We’ve got the reputation here for servicing, for claims-handling. So we’ve got an advantage over anybody trying to come into the Southern California market per se. And so we’re very pleased with holding that policyholder count.

Now I think in 04 we’ll do equally as well. We’re seeing a lot of opportunities business-wise because of the hardening of the market. And, people are frightened of Southern California, and we’re being very selective. We’ve got plenty of opportunity but we’re not adding doctors by volume because we don’t want to do that, and so we’re being very selective.

So the thing that’s encouraging to me is that as those applications continue to come in, we can be selective as to whom we want to insure and whom we do not want to insure. But the indication is that we’re a very viable entity here in Southern California.

Quincy Lead:	Do you think you can keep policy count flat year over year from this fourth quarter?

Zuk:

I mean, I think maybe perhaps I don’t want to be putting words in your mouth. You may be alluding to something else here, our rating with A.M. Best. And I think that, you know, the doctor, the physician insured, the healthcare provider that we insure, is not so hung up as a hospital or someone of that nature would be as far as the rating is concerned.

They’re more concerned with the company. They know that we’re in good shape albeit our Best rating is not what we would like it to be. We’re working very diligently on that. That’s going to improve in time. And they’re very loyal. I mean, they’re not like an institutional buyer of malpractice insurance so to speak. So I’m not worried about it. I’m very comfortable.

Quincy Lead:	Okay, last question and I’ll let somebody else jump in. But what was the statutory surplus at year end?

Bob Tschudy:	$140 million.

Quincy Lead:	Thank you.

Operator:	Our next question comes from the line of Peter Collery with SC Fundamental. Please proceed with your question.

Peter Collery:	Hi.

Donald Zuk:	Hi, Peter.

Peter Collery:	Hey, guys. I had a couple of questions. First thing is with respect to the retention—what you just said, Don, was interesting to me about being able to be selective about doctors.

Can’t you get a de facto price increase by only taking on, you know, the state says you can only raise your prices X amount and maybe certain doctors are uneconomic at that premium, and you’re better served not to take them on, which would probably also create political pressure to allow you to raise rates more.

And, is there something you could set for the idea that if you can’t get the rate you want, you just become incredibly selective about which doctors you’re going to insure?

Donald Zuk:

Yeah, I think Peter, you’re breaking the code. I mean, there’s more than one way to skin a cat. And I think that is a way that you could look at things and you can do that. I mean, and that is something we all do.

If you feel that your rate is inadequate in a certain area and you can’t get it where you want it to be, well then you just don’t make a big announcement over it but you just are very selective and make sure that when you do insure somebody in that category they’ve got, you know, a minimum of five to ten years of no claim history. So I think your point is well taken and it’s something we look at today.

Peter Collery:

What happens to—in that situation a doctor who cannot get insurance because there’s nobody willing to write for him at rates that the, you know, the Insurance Commissioner in California says he should be charged?

Donald Zuk:

Well I don’t think Peter, in California, we have an availability crisis. I think what we have here is becoming an affordability crisis where if a doctor is not a real clean risk he’s going to have a problem in today’s market to get insurance. And so he’s probably going to have to go to a surplus lines carrier, and he’s going to pay through the nose.

Peter Collery:

I understand, okay. Other question—I notice there was a lot of jumping around in the—and not favorable—in the noncore med mal business in the reserves. How much longer is that likely to happen? When are those things going to settle down?

Bob Tschudy:

Well Peter, I would hope that they have settled down now at this point. Of course and, unfortunately, we thought that at the end of last year, also. The primary driver there, you think you heard in the conference call that we’ve got some 700 claims left outstanding.

But the primary ones would include some dental claims and some other things. The primary doctor claims are now below 500. And they’re spread across the United States in the states where we did business. In some of those states, it is very long and hard to get to court and to settle. It’s much longer than what it is in California.

So, the only thing I can say is that as we settle those reserves and almost literally the amount of adjustment that potentially could have to be made in the future just gets smaller simply because the outstanding reserves get smaller. We have made—we think that $7- 1/2 million is sufficient.

I mean, it has made significant progress relative to if you will our internal estimates and also our external estimates from our actuaries. And we think that they’re okay. But it’s just a long process. Some of these states are not going to be settled for four or five years.

Peter Collery:

Okay. Last question—with respect to your deliberations on the dividend, is there any more color you can give us about what went into that? Was there specific pressure from A.M. Best, was there specific regulatory pressure, was there a sense that, certain things need to happen in order to reinstate the dividend? What’s the overall thinking on that?

Donald Zuk:

All right, Peter, I’ll tell you. That was a Board decision. It was brought up at the Board level and it was purely a Board decision. No outside pressure or agency was brought to bear. And it was a decision that was made really basically within the last week or so.

And the reasons for it are two-fold. One, we felt that the main thing we want to do, and we are continuing to do, is improve our balance sheet. And, we felt that the utilization of that money was better served in that regard starting the year 04.

Now you notice we very carefully worded our release in saying “suspended.” Suspended is a magical word. It doesn’t mean it’s over with, it just means that, for the time being, we’re not going to pay it.

Now the Board then will decide when is an appropriate time to pay it and that will be when that balance sheet is stronger. And it’s just as simple as that. I mean, I think that’s the most honest answer I can give you.

Peter Collery:

Well let me just ask you this. You decided to pay it in the third quarter and if anything you’d sort of think that the fourth quarter’s results were a little bit encouraging. Is there something that the Board saw from the third quarter to the fourth quarter that made them conclude that while it was okay to pay in the third quarter it was unwise to do it in the fourth quarter?

Donald Zuk:	Well, no. What happened Peter is, we had already set in motion or the wheels were already in motion. I mean, we’ve done this since we started being a public company.

And we were so surprised with the GoshawK problems that came at the very last minute. It caught us completely in shock. And the mechanism was already established, so it was too late to basically call back that dividend. So that was just merely a situation where we just couldn’t stop—we didn’t react quick enough perhaps.

This one, we had more time to think about it. It was a decision, as I said, that was just made in the last several days, a week. We’re not going to yo-yo on that dividend. I mean, I’m not going to come back in the second quarter and say oh well, we had a good first quarter, we had a good second quarter, let’s go back. No, no, no—that’s not going to be what we’re going to do.

We’re not going to wait three years if things look good. But on the other hand we’re not going to yo-yo. So, you know, I can’t predict the future but I just can tell you I’m not going to yo-yo it.

Peter Collery:	Thank you very much and good luck in the coming year.

Donald Zuk:	Thanks a lot, Peter.

Operator:	Ladies and gentlemen, as a reminder, to register for a question please press the 1, 4. Our next question comes from the line of Russell Vesser with Capital. Please proceed with your question.

Russell Vesser:

Hi, good morning—a couple of questions. In terms of the rate increase of the policies that you have ongoing, what percentage of those have felt the implementation of that? What is that—in terms of the anniversary date?

Donald Zuk:	Our policies are January 1 date and the increase took effect October 1, so all of the policies were effective October 1. The increase—took effect October 1, our entire portfolio or book.

Russell Vesser:	Okay. And then in terms of the 739 claims that remain, what percentage or what number of those were new claims? Or the 500 that you mentioned that I think were primary doctor related.

Bob Tschudy:	Probably less than 50, Peter.

Donald Zuk:	I don’t think we’re running more than that. I don’t—at my fingertips—none of us in here have it right at our fingertips but it wasn’t really big. I mean, it wasn’t heavy.

Russell Vesser:	Okay. And then as you look at your target expense ratio, I mean, do you have a number that you have in your mind as to what that should be?

Donald Zuk:

Well, yes, we do. And I’m going to let Bob give you a little more detail on it but we certainly have studied that and looked at it and, you know, implemented all the things we can do to control it as best we can. But Bob, maybe you can amplify that.

Bob Tschudy:	Yeah. I think, Russ, the one thing to remember about the company is that we do have fluctuations quarter to quarter because we’re not dealing with a tremendous amount of premiums so therefore small variations either in reserves, quite frankly, or expenses can have some type of impact on them.

But if you look at the year to date, the 12-month numbers I think are much more indicative of the run rate, if you will, from an expense standpoint. And, you know, those numbers in terms of the core business have not changed significantly. It might jack up a little bit.

If you’ll notice in terms of 2003 over 2002 it’s gone from 19.6 to 20.5. That principally reflects, I think, the fact that as we have less premiums being written in the noncore and therefore less things to spread over to the entire base, more of it gets allocated to the core business.

We are being diligent though in terms of those expenses and looking for ways to reduce those. But in the long run you’re probably looking at a number that’s 20% to 21%.

Russell Vesser:	Okay. And the last thing just so I understand, in terms of the Highlands and what the cut-through, your total risk then is $12.5 million?

Donald Zuk:	Well I would say it’s $12.5 million, but then again, if the worst-case scenario hit you’d probably have some IB&R in there. I think that’s correct, that as of now, we know it’s about $12 million.

Russell Vesser:	Right, okay. And then what level does the reinsurance typically kick in for you in terms of the med mal claim?

Donald Zuk:	Well at $1 million.

Russell Vesser:	At $1 million, okay.

Donald Zuk:	Now it depends. This year we’re at $2 million but we’ve had—in the past—we’ve had it at $1 million. But this year we’re at $2 million. We’re retaining $2 million.

(Russell Vesser):	Okay. So all of 04 then, that’s the plan?

Donald Zuk:	That is correct.

(Russell Vesser):	Okay, thank you.

Operator:	You have a follow-up question from the line of Roopesh Sahuo. Please proceed with your question.

Quincy Lead:

Yeah, on the price increase, I know you rescinded an earlier attempt but, can you talk a little bit about timing of when you might file and when that might be and kind of the magnitude of price increase that you’d like to file for?

Donald Zuk:

Well, we are going to wait for all of our 2003 experience or exposures, whatever you want to call it, and we will then analyze that, and we’re in the process of starting that exercise now. And we will file for a rate increase as soon as we are comfortable that we have all the facts available to us, which means we’re going to do it sooner than later.

Now that will be something that will take place for 04 because of the way we’re structured. Our rates are set up to be once a year and that rate increase would take place in 04.

Quincy Lead:	Okay but, I guess it might be less? Do you have any comment on the range of…

Donald Zuk:	I’m sorry, 05. I said 04, but I meant 05.

Bob Tschudy:	Yeah, just to clarify that, I mean, it will be filed in 04 but the primary impact will be 2005 because of the renewal rate of the policy—renewal date of the policy.

Quincy Lead:	It would start whenever it was approved…

Donald Zuk:	Yeah, January 1 of 05.

Quincy Lead:	Because that’s when most of your policies…

Donald Zuk:	Yeah, that’s the whole core book right, in California.

Quincy Lead:	Okay, thanks a lot.

Donald Zuk:	Okay.

Operator:	Gentlemen, we have no further questions at this time.

Donald Zuk:	Okay. If there are no further questions, thank you very much for listening in and we’ll look forward to talking to you over our first quarter results. Thank you very much.

Operator:	Ladies and gentlemen, that concludes our conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END